Exhibit 99.1

Saia Reports Record Third Quarter Earnings Per Share of $0.64

Revenues increased 13.5% and operating income increased 23.8%

JOHNS CREEK, GA. – October 28, 2014 – Saia, Inc. (NASDAQ: SAIA), a leading transportation provider offering multi-regional less-than-truckload (LTL), non-asset truckload and logistics services, today reported third quarter 2014 results.

Third Quarter 2014 Compared to Third Quarter 2013 Results

•	Revenues were $332.5 million, an increase of 13.5%

•	LTL tonnage increased 8.2% as LTL shipments were up 7.6% with a 0.5% increase in weight per shipment

•	Operating income increased to $27.1 million compared to $21.9 million

•	Operating ratio was 91.8 compared to 92.5

•	Diluted earnings per share were 25.5% higher at $0.64 compared to $0.51

“Strong tonnage growth and improved pricing provided a solid foundation for third quarter results. Customers have responded favorably to our consistent and reliable service offering which was the catalyst for our 4.3% improvement in LTL yield for the quarter,” said Saia President and Chief Executive Officer, Rick O’Dell.

“While I am pleased to report the year-over-year improvement in our operating ratio, I still believe there is upside that will allow for improved performance as we optimize our network to handle the increased volumes in a capacity-constrained environment. The investment in sales resources we made late last year has helped us build momentum on the top-line and our operations group has responded well to the increased volumes, providing 98% on time service in the third quarter. In July, we were pleased to be able to increase wages for the fourth year in a row for our dedicated non-union workforce,” O’Dell added.

Financial Position and Capital Expenditures

Total debt was $73.3 million at September 30, 2014. Net of the Company’s $7.2 million in cash on hand at quarter-end, net debt to total capital was 15.9%. This compares to total debt of $91.5 million and net debt to total capital of 22.9% at the end of last year’s third quarter.

Net capital expenditures year-to-date through September were $85.5 million inclusive of equipment acquired with capital leases. This compares to $97.7 million spent through the first nine months of 2013. The Company projects net capital expenditures for the full year of approximately $118 million. In the third quarter, Saia put in service nearly half of the 800 additional linehaul trailers that will be put in service by year end.

Saia, Inc. Third Quarter 2014 Results

Conference Call

Management will hold a conference call to discuss quarterly results today at 11:00 a.m. Eastern Time. To participate in the call, please dial 888-505-4375 or 719-325-2376 referencing conference ID #5750398. Callers should dial in five to ten minutes in advance of the conference call. This call will be webcast live via the Company web site at www.saiacorp.com. A replay of the call will be offered two hours after the completion of the call through November 3, 2014 at 2:00 p.m. Eastern Time. The replay will be available by dialing 1-888-203-1112 or 719-457-0820.

Saia, Inc. (NASDAQ: SAIA) offers customers a wide range of less-than-truckload, non-asset truckload, expedited and logistics services. With headquarters in Georgia, Saia LTL Freight operates 147 terminals in 34 states. For more information on Saia, Inc. visit the Investor Relations section at www.saiacorp.com.

The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand the future prospects of a company and make informed investment decisions. This news release contains these types of statements, which are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “may,” “plan,” “predict,” “believe,” “should” and similar words or expressions are intended to identify forward-looking statements. Investors should not place undue reliance on forward-looking statements and the Company undertakes no obligation to update or revise any forward-looking statements. All forward-looking statements reflect the present expectation of future events of our management as of the date of this news release and are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements. These factors, risks, assumptions and uncertainties include, but are not limited to, general economic conditions including downturns in the business cycle; the creditworthiness of our customers and their ability to pay for services; competitive initiatives and pricing pressures, including in connection with fuel surcharge; the Company’s need for capital and uncertainty of the current credit markets; the possibility of defaults under the Company’s debt agreements (including violation of financial covenants); possible issuance of equity which would dilute stock ownership; integration risks; the effect of litigation including class action lawsuits; cost and availability of qualified drivers, fuel, purchased transportation, real property, revenue equipment and other assets; governmental regulations, including but not limited to Hours of Service, engine emissions, the “Compliance, Safety, Accountability” (CSA) initiative, compliance with legislation requiring companies to evaluate their internal control over financial reporting, changes in interpretation of accounting principles and Homeland Security; dependence on key employees; inclement weather; labor relations, including the adverse impact should a portion of the Company’s workforce become unionized; effectiveness of Company-specific performance improvement initiatives; terrorism risks; self-insurance claims and other expense volatility; increased costs as a result of healthcare reform legislation and other financial, operational and legal risks and uncertainties detailed from time to time in the Company’s SEC filings. As a result of these and other factors, no assurance can be given as to our future results and achievements. A forward looking statement is neither a prediction nor a guarantee of future events or circumstances and those future events or circumstances may not occur.

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Saia, Inc. Third Quarter 2014 Results

CONTACT:	Saia, Inc.
Doug Col
dcol@saia.com
678.542.3910

Saia, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	September 30, 2014	December 31, 2013
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$7,244	$159
Accounts receivable, net	146,597	117,937
Prepaid expenses and other	39,619	52,157

Total current assets	193,460	170,253

PROPERTY AND EQUIPMENT:
Cost	869,573	797,527
Less: accumulated depreciation	397,458	365,301

Net property and equipment	472,115	432,226

OTHER ASSETS	13,919	14,322

Total assets	$679,494	$616,801

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$57,460	$50,799
Wages and employees’ benefits	39,764	35,248
Other current liabilities	47,937	47,667
Current portion of long-term debt	8,120	7,143

Total current liabilities	153,281	140,857

OTHER LIABILITIES:
Long-term debt, less current portion	65,188	69,740
Deferred income taxes	69,422	69,916
Claims, insurance and other	42,500	31,496

Total other liabilities	177,110	171,152

STOCKHOLDERS’ EQUITY:
Common stock	25	24
Additional paid-in capital	219,512	213,648
Deferred compensation trust	(2,222)	(2,246)
Retained earnings	131,788	93,366

Total stockholders’ equity	349,103	304,792

Total liabilities and stockholders’ equity	$679,494	$616,801

Saia, Inc. and Subsidiaries

Consolidated Statements of Operations

For the Quarters and Nine Months Ended September 30, 2014 and 2013

(Amounts in thousands, except per share data)

(Unaudited)

	Third Quarter		Nine Months
	2014	2013	2014	2013

OPERATING REVENUE	$332,544	$293,087	$962,673	$859,439

OPERATING EXPENSES:
Salaries, wages and employees’ benefits	166,353	147,305	476,779	428,468
Purchased transportation	27,479	18,914	77,396	55,023
Fuel, operating expenses and supplies	80,206	75,803	241,441	232,959
Operating taxes and licenses	9,033	9,074	27,001	27,983
Claims and insurance	6,956	6,607	30,651	18,085
Depreciation and amortization	15,336	13,745	44,264	37,765
Operating (gain) loss, net	32	(296)	20	(570)

Total operating expenses	305,395	271,152	897,552	799,713

OPERATING INCOME	27,149	21,935	65,121	59,726

NONOPERATING EXPENSES:
Interest expense	1,064	1,760	3,557	4,906
Other, net	16	(85)	(49)	(180)

Nonoperating expenses, net	1,080	1,675	3,508	4,726

INCOME BEFORE INCOME TAXES	26,069	20,260	61,613	55,000
Income tax expense	9,791	7,352	23,191	19,437

NET INCOME	$16,278	$12,908	$38,422	$35,563

Average common shares outstanding - basic	24,527	24,220	24,465	24,123

Average common shares outstanding - diluted	25,505	25,269	25,436	25,173

Basic earnings per share	$0.66	$0.53	$1.57	$1.47

Diluted earnings per share	$0.64	$0.51	$1.51	$1.41

Saia, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

For the Nine Months Ended September 30, 2014 and 2013

(Amounts in thousands)

(Unaudited)

	Nine Months
	2014	2013

OPERATING ACTIVITIES:
Net cash provided by operating activities	$92,017	$67,557

Net cash provided by operating activities	92,017	67,557

INVESTING ACTIVITIES:
Acquisition of property and equipment	(79,773)	(100,799)
Proceeds from disposal of property and equipment	2,590	3,058

Net cash used in investing activities	(77,183)	(97,741)

FINANCING ACTIVITIES:
Repayment of long-term debt	(3,571)	(11,071)
Borrowings (repayment) of revolving credit agreement, net	(8,317)	41,872
Proceeds from stock option exercises	4,159	3,708
Other financing activities	(20)	(586)

Net cash provided by (used in) financing activities	(7,749)	33,923

NET INCREASE IN CASH AND CASH EQUIVALENTS	7,085	3,739
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	159	321

CASH AND CASH EQUIVALENTS, END OF PERIOD	$7,244	$4,060

NON-CASH ITEMS:
Acquisition of property and equipment financed with capital leases	$8,328	$—

Saia, Inc. and Subsidiaries

Financial Information

For the Quarters Ended September 30, 2014 and 2013

(Unaudited)

					Third Quarter
		Third Quarter		%	Amount/Workday		%
		2014	2013	Change	2014	2013	Change

Workdays					64	64

Operating Ratio (1)		91.8%	92.5%

Tonnage (2)	LTL	1,008	932	8.2	15.75	14.56	8.2
	TL	215	178	20.9	3.36	2.78	20.9

Shipments (2)	LTL	1,730	1,608	7.6	27.03	25.13	7.6
	TL	31	26	18.7	0.48	0.40	18.7

Revenue/cwt. (3)	LTL	$15.17	$14.54	4.3
	TL	$5.95	$5.89	1.0

Revenue/shipment (3)	LTL	$176.71	$168.43	4.9
	TL	$831.69	$808.48	2.9

Pounds/shipment	LTL	1,165	1,159	0.5
	TL	13,978	13,719	1.9

Length of Haul		766	742	3.2

(1)	The operating ratio is the calculation of operating expenses divided by operating revenue.
(2)	In thousands
(3)	Revenue does not include the adjustment required for financial statement purposes in accordance with the Company’s revenue recognition policy and other revenue.